Exhibit 14.1

Macquarie Infrastructure Fund, L.P.

Code of Business Conduct and Ethics

I.	Covered Officers and Parties/Purpose of the Code

This code of business conduct and ethics (the “Code”) applies to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer and other persons performing similar functions, each of whom is listed on Exhibit A (the “Covered Officers”) and employees (if any) of Macquarie Infrastructure Fund, L.P., a Delaware limited partnership (the “Master Fund”) and MIF TE Feeder, L.P., a Delaware limited partnership (the “Feeder” and together with the Master Fund, the “Fund”), all officers and employees of MIF GP, LLC (the “General Partner”) and all officers and employees of Macquarie Wealth Advisers, LLC (the “Adviser”), acting on behalf of the Fund (collectively, “Covered Parties”), for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submit to, the Securities and Exchange Commission (the “SEC”) and other public regulators, and in other public communications made by the Fund;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

Each Covered Party should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Parties Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Party’s private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Party, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Covered Parties are officers or employees. As a result, the Code recognizes that the Covered Parties, in the ordinary course of their duties (whether formally for the Fund, General Partner, or the Adviser, or for all), will be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Covered Parties in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Parties of their duties and, if addressed in conformity with the provisions of the Investment Advisers Act of 1940, as amended, will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board of Directors (the “Board”) that Covered Parties also may be officers or employees of one or more other investment companies covered by other codes of ethics.

Covered Parties should keep in mind that the Code cannot cover every possible scenario. The overarching principle of the Code is that the personal interest of a Covered Party should not be placed improperly before the interest of the Fund.

Each Covered Party must:

●	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Party would benefit personally to the detriment of the Fund;

●	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Party rather than the benefit of the Fund;

●	not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

●	not retaliate against any employee or Covered Party for reports of potential violations that are made in good faith.

III.	Disclosure and Compliance

●	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

●	each Covered Officer should not knowingly falsify information, misrepresent or omit, or cause others to misrepresent or omit, material facts about the Fund to others, whether within or outside the Fund, including to the Board members and the Fund’s auditors, and to governmental regulators and self-regulatory organizations;

●	each Covered Officer should never take any action to coerce, manipulate, mislead or fraudulently influence the Fund’s independent auditors in the performance of their audit or review of the Fund’s financial statements;

●	each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and the Adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and other public regulators, and in other public communications made by the Fund;

●	where applicable, each Covered Officer should provide accurate financial and accounting data for inclusion in such disclosures; and

●	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

●	upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing, by signing the Affirmation of Receipt and Acknowledgment of the Code of Business Conduct and Ethics in the form attached hereto as Exhibit B, to the Board that he or she has received, read, and understands the Code;

●	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code; and

●	notify the Adviser’s chief compliance officer promptly if he or she knows of any violation of the Code. Failure to do so is itself a violation of the Code.

The Adviser’s chief compliance officer is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret the Code in any particular situation. However, approvals, interpretations or waivers sought by any Covered Party will be considered by the independent directors of the Board (the “Independent Directors”) or committee thereof and be disclosed in accordance with any applicable rules and regulations.

The Fund will follow these procedures in investigating and enforcing the Code:

●	The Adviser’s chief compliance officer will take all appropriate action to investigate any potential violations reported to him or her. The Adviser’s chief compliance officer may enlist the assistance of other personnel within Macquarie Asset Management (“MAM”) including personnel from Legal, Compliance, Enterprise and Risk departments as necessary to investigate a potential violation of the Code;

●	if, after such investigation, the Adviser’s chief compliance officer believes (based on consultation with relevant MAM personnel) that no violation has occurred, the Adviser’s chief compliance officer is not required to take any further action;

●	any matter that the Adviser’s chief compliance officer believes is a violation will be reported to the Independent Directors or a committee of the Board;

●	if the Independent Directors or a committee of the Board determines that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include: review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Party;

●	the Fund will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. The Fund will not permit or tolerate retaliation of any kind by or on behalf of the Fund and its personnel and/or any one or more of its direct or indirect subsidiaries, against those who make good faith reports or complaints regarding violations of this Code or other illegal or unethical behavior;

●	the Independent Directors or a committee of the Board will be responsible for granting waivers, as appropriate; and

●	any waivers of or amendments to the Code, to the extent required, will be disclosed as provided by SEC rules.

V.	Protection and Proper Use of Fund Assets

All Covered Parties should endeavor to protect the Fund’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on profitability. The Fund’s assets must only be used for legitimate business purposes.

VI.	Insider Trading

U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading). Covered Parties who have access to material nonpublic information, regardless of its source, are not permitted to use or share that information for their personal benefit for securities trading purposes or for any other purpose except the conduct of the Fund’s business.

All material, non-public information about the Fund should be considered confidential information. It is always illegal to trade in the Fund’s securities while in possession of material nonpublic information, and it is also generally illegal to communicate or “tip” such information to others who do not have a legitimate business need for acquiring information.

Please also see the Fund’s Insider Trading Policy.

VII.	Fair Dealing

Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with integrity and due care, and shall engage only in fair competition, by treating ethically colleagues, competitors and other third parties. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or similar unfair practice.

VIII.	Other Policies and Procedures

The Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002. Insofar as other policies and procedures of the Fund, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superseded by the Code to the extent that they overlap or conflict with the provisions of the Code. The Adviser's code of ethics under Rule 17j-1 under the Investment Company Act of 1940, as amended, and the Adviser's additional policies and procedures are separate requirements that may apply to the Covered Officers and others, and are not part of the Code.

IX.	Amendments

The Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Board, including a majority of the Independent Directors.

X.	Confidentiality

All reports and records prepared or maintained pursuant to the Code will be considered confidential and shall be maintained and protected accordingly. The Adviser’s chief compliance officer may opt to share reports and records with personnel within MAM including personnel from Legal, Compliance, Enterprise and Risk departments, as the chief compliance officer deems necessary to adequately investigate a potential violation of the Code. Confidential information includes all non-public information received or created by the Fund in connection with its business activities, and confidential information that third parties have entrusted to the Fund. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the Fund and its counsel, the Board (or Committees) and its counsel, if any, and the Adviser. The obligation to preserve confidential information continues even after the service of the Covered Parties ends.

XI.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Amended and Restated and Adopted: February 11, 2026

Exhibit A

Principal Executive Officer – Christopher Frost

Principal Financial Officer – Sue Sekar

Principal Accounting Officer – Sue Sekar

Exhibit A

Exhibit B

AFFIRMATION OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I, _________________________, as a “Covered Officer” under the terms of the Code of Business Conduct and Ethics (the “Code”) of Macquarie Infrastructure Fund, L.P. (the “Fund”), hereby affirm to the Fund’s Board of Directors that I have received a copy of the Code, that I have read and understand the Code and that I have complied with the requirements of the Code.

Date	Signature
Name:
Title:

Exhibit B